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                                    EXHIBIT 5

             Opinion of Alston & Bird LLP regarding the legality of
                         the securities being registered




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                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com




                                  April 1, 1998

Friedman's Inc.
4 West State Street
Savannah, Georgia 31401

        Re: Registration Statement on Form S-8 -- Friedman's Inc. 1997 Stock Option Plan

Ladies and Gentlemen:

         We have acted as counsel for Friedman's Inc., a Delaware corporation (the "Company"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 500,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), that may be offered and sold to the employees of the Company pursuant to the Friedman's Inc. 1997 Stock Option Plan (the "Plan"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and
Item 601(b)(5) of Regulation S-K.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that the 500,000 shares of Common Stock issuable under the Plan and covered by the Registration Statement, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         The Opinion expressed herein is limited to the laws of the State of Delaware as codified in the General Corporation Law of the State of Delaware. This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the




1211 East Morehead Street   3605 Glenwood Avenue   601 Pennsylvania Avenue, N.W.
   P. O. Drawer 34009        P. O. Drawer 31107     North Building, 11th Floor
Charlotte, NC 28234-4009   Raleigh, NC 27622-1107    Washington, DC 20004-2601
      704-331-6000              919-420-2200               202-508-3300
    Fax: 704-334-2014        Fax: 919-881-3175           Fax: 202-508-3333


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Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                       Sincerely,


                                       ALSTON & BIRD LLP


                                       By:  /s/ Laura G. Thatcher
                                          ---------------------------
                                                Partner




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